BREAN CAPITAL, LLC 570 Lexington Avenue New York, NY 10022-6822 212/702-6500 www.breancapital.com

April 19, 2013

STRICTLY PRIVATE

AND CONFIDENTIAL

Mr. Art Agolli

Chief Executive Officer

Petrosonic Energy, Inc.

Suite 300, 714-1Street SE

Calgary, AB T2G 2G8

Canada

Dear Art:

This is to acknowledge and confirm the terms of our corporate finance representation agreement (the “Agreement”) as follows:

1.	Petrosonic Energy, Inc., its subsidiaries and affiliates (the “Company”) hereby engages Brean Capital, LLC (“Brean”), and Brean hereby agrees to render services to the Company, on an exclusive basis as the Company’s corporate finance advisor or placement agent in a strategic investment by a potential strategic investor or industry investor (or any other investor accepted by the Company), subject to satisfactory completion of due diligence by Brean and market conditions.

Brean agrees to provide general financial advice to the Company and undertake specific investment banking transactions and/or advisory assignments undertaken by the Company during the term of this Agreement, including but not limited to public or private offerings of debt or equity securities, acquisitions, mergers or the partial or complete sale of the stock or assets of the Company or any of its divisions or subsidiaries, joint ventures, strategic alliances or any other financing transactions and the preparation of any fairness opinions required in connection with any transactions or other matter. Notwithstanding anything herein to the contrary, this Agreement excludes, and shall not apply to joint ventures, strategic alliances or investments by and into the Company, or similar transactions, relating to persons or entities in Kuwait.

Upon the Company’s request, Brean will endeavor to: assist the Company in its due diligence review of any investor or company and other matters, if any, pertinent to a transaction; work with the Company and its management in preparing any offering memoranda or similar documents describing the Company and its operations for use in discussions with any investor or company; assist in preparing any financial projections or modeling in respect of a transaction; assist in structuring and negotiating the transaction; and undertake certain investigations and reviews with regard to the possible rendering of an opinion as to the fairness, from a financial point of view, of the consideration to be paid or received by the shareholders of the Company in a transaction where such an opinion is required.

In order to coordinate the efforts to complete a transaction satisfactory to the Company, during the period of Brean’s engagement hereunder, only Brean will have the authority to initiate discussions with prospective investors. In the event the Company or its management receives an inquiry from, or are otherwise in contact with, a party concerning the availability of the Company for a transaction, they will promptly refer the party to Brean in order that Brean may continue such discussions, and that party will be identified and included under this Agreement. In addition, should the Company have been contacted by prospective investors prior to Brean’s engagement, they will likewise be identified and included under this Agreement. All prospective investors required to be referred pursuant to this paragraph and not so referred shall nevertheless be included under the terms of this Agreement.

Mr. Art Agolli

April 19, 2013

Additionally, Brean agrees to: develop with the Company a program to introduce the Company to institutional investors; arrange, organize, assist in preparation for and participate in an institutional road show consisting of group and one-on-one meetings and/or telephone calls with institutional investors, the timing of which shall be mutually agreeable to the Company and Brean; update and review with the Company the institutional investors who have expressed interest in the Company; and follow up with the institutional investors as required.

Brean conducts institutional investor conferences from time to time for its various industry sectors. Brean agrees to invite the Company to participate in relevant institutional investor conferences for which its participation or attendance will be beneficial to the Company in Brean’s opinion.

If the Company so desires, Brean agrees to act as the Company’s Designated Advisor for Disclosure (“DAD”) for the purpose of sponsoring the Company’s publicly traded common stock on the OTCQX exchange. In its capacity as the Company’s DAD, Brean will assist the Company in all of the actions required to cause the listing to be maintained in good standing, including but not limited to performing any required due diligence on the Company.

The Company will ensure the accuracy of any information provided to Brean during the term of this Agreement and that it will not contain any untrue statement of a material fact or omit to state a material fact required to make the information not misleading. The Company will advise Brean immediately of the occurrence of any event or any other change known to the Company which results in the information containing an untrue statement of a material fact or omitting to state a material fact required to be stated or necessary to make the information not misleading.

The Company agrees that Brean may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the offering completed pursuant to this Agreement.

2.	The term of this engagement shall be for a period of twelve months (the “Engagement Period”) commencing with the execution of this Agreement by the Company (the “Effective Date”) subject to extension by mutual written agreement of the parties at any time subsequent to the end of the initial Engagement Period,.

3.	On the Effective Date, the Company agrees to remit to Brean 150,000 shares of the Company’s common stock (the “Retainer Shares”) and a warrant for the purchase of up to 150,000 shares of common stock (the “Retainer Warrants”) with an exercise price of 75 cents and a five year term. The Retainer Shares will bear piggyback registration rights. The share numbers and exercise price above in this paragraph shall be appropriately adjusted in the event of a stock split or similar event.

The Company agrees that should it consummate a financing transaction with a strategic investor or industry investor (or any other investor accepted by the Company) from the Effective Date through a period lasting until termination of the Agreement with any party or parties, or for one year after the termination of the Agreement, with investors with whom Brean has been in contact, and has been obtained through the efforts of Brean, directly or indirectly, or through the use of any work product or materials prepared by Brean, in addition to the compensation set forth above, the Company shall pay to Brean, or cause Brean to be paid, at the closing of such transaction, a USD cash fee equal to 8% of the gross proceeds raised and a warrant (the “Agent’s Warrant”) allowing it to purchase, at its option, such number of shares or principal amount of a security with pricing and terms identical to the security or securities purchased by investors in a transaction covered under this Agreement, in an amount that is equal to 10% of the gross proceeds and firm commitments received by the Company pursuant to any such transaction.

Mr. Art Agolli

April 19, 2013

The Agent’s Warrant will be exercisable at any time before the fifth anniversary of the date of issue and will, among other things: (i) be transferable or issuable (at Brean’s option) to employees, officers and directors of Brean, or their affiliates, or designees of Brean, (ii) carry piggyback registration rights, (iii) be non-callable and (iv) contain such other terms as are customarily included in warrants of this type. Also, Brean will be afforded customary indemnification protections granted to the investors as part of the agreement governing the registration of the investor securities sold in the transaction, as a third party beneficiary to such provisions.

The Company agrees that should it consummate a transaction in which there is a change in control of the company (a “Sale Transaction”) from the Effective Date through a period lasting until termination of the Agreement with any party or parties, or for one year after the termination of the Agreement with parties with whom Brean has been in contact and has been obtained through the efforts of Brean, directly or indirectly, or through the use of any work product or materials prepared by Brean, the Company shall pay to Brean, or cause Brean to be paid, at the closing of such transaction, a fee equal to 5% of the gross proceeds received by the Company. For the purposes of this Agreement, “gross proceeds” shall mean any and all cash, notes and securities received by the Company in the Sale Transaction, whether in lump sum or in installments, and including items of such nature which are received by the Company as contingent payments.

The Company agrees that should it consummate a non-financing strategic transaction (such as a joint venture) from the Effective Date through a period lasting until termination of the Agreement, or for one year after the termination of the Agreement, with a party or parties first introduced by and obtained through the efforts of Brean, directly or indirectly, or through the use of any work product or materials prepared by Brean, the Company and Brean agree to enter into a separate agreement setting forth compensation to Brean in connection with such transaction, which according to the parties’ intentions would generally consist of a 1.5% equity or royalty interest in the joint venture or similar value or arrangement, provided however the terms shall be agreed case-by-case depending on the circumstances.

4.	Any fees not paid when due will accrue interest to the extent permitted by applicable law, at a rate of 10% per year and the Company will be responsible for any reasonable legal fees incurred by Brean in collecting such fees. The Retainer Shares will be forwarded by the Company for receipt by Brean within ten business days of the Effective Date.

5.	The Company will reimburse Brean for reasonable out-of-pocket expenses, including but not limited to travel, meals, lodging and legal fees, incurred in connection with its representation and services hereunder. Reimbursement for out-of-pocket expenses will be paid by the Company within ten (10) days of receipt of invoice from Brean, except for the significant expenses of the institutional road show (including, without limitation, travel, lodging and institutional lunches) which will be paid directly by the Company. The Company’s obligation to Brean for reimbursement of out-of-pocket expenses will survive any cancellation of this Agreement.

For the twelve month period commencing on the closing of a transaction pursuant to this Agreement, if the Company proposes to effect any Sale Transaction, any public offering, any Rule 144A offering, or any private placement of securities or if the Company elects to proceed with a non-strategic financing during the term of this Agreement, the Company agrees to offer to engage Brean as no less than co-lead managing underwriter and bookrunner, co-lead placement agent or co-lead financial advisor, as the case may be, and the Company agrees that Brean will have the right to place no less than 25% of any non-strategic financing transaction and will receive a fee equal to the percentage of the transaction placed, and in any event Brean will receive no less than 15% of the fee in any non-strategic financing transaction, on terms and conditions customary to Brean on similar transactions, provided, however, that Brean may decline such engagement in its sole and absolute discretion at such time. Brean’s election to exercise its right with respect to a particular proposed transaction will not adversely affect its rights hereunder with respect to any proposed transaction of the Company during the twelve month period referred to above.

Mr. Art Agolli

April 19, 2013

6.	Indemnification is incorporated by reference to Addendum I.

7.	The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company shall not assign to an unaffiliated third party any of its rights or obligations hereunder without the express written consent of Brean.

8.	Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the Financial Industry Regulatory Authority (“FINRA”) in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction. Notwithstanding the foregoing, if FINRA declines or is otherwise unavailable to arbitrate a dispute arising under this Agreement, the parties agree that such dispute shall be resolved through a federal court residing in the City of New York, pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws.

9.	All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to Brean, to 570 Lexington Avenue, New York, New York 10022, Attention: William J. McCluskey; and if to the Company, to 205 Suite 204, Calgary, AB T2G OR3, Canada, Attention: Art Agolli.

10.	The Company represents and warrants to Brean that Art Agolli is the Chief Executive Officer of the Company and is authorized on behalf of the Company to execute the Agreement, and the execution of this Agreement will not conflict with or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.

11.	The Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified, or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to Brean and keeping a duplicate for your files. This Agreement shall be effective after your acceptance below and its receipt by Brean at its address set forth on this letter.

Sincerely,

BREAN CAPITAL, LLC

By:	/s/ William J. McCluskey
William J. McCluskey

Accepted and agreed to as of the 19th day of April, 2013.

Mr. Art Agolli

April 19, 2013

PETROSONIC ENERGY, INC.

By:	/s/ Art Agolli
Art Agolli

Mr. Art Agolli

April 19, 2013

Addendum I - Indemnification

The Company shall:

a.	Indemnify Brean, its parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by Brean hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of Brean; and

b.	Reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Brean hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not the Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Indemnified Parties are entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party.

Further, the Company and Brean agree that if any indemnification or reimbursement sought by Brean of the Company is finally judicially determined to be unavailable then, whether or not Brean is entitled to indemnification or reimbursement, the Company and Brean shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Brean on the other, in connection with the transactions to which such indemnification or reimbursement related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Parties exceed the amount of the fee actually received by Brean hereunder. The provisions hereof shall survive any termination of this Agreement.